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                                                                    Exhibit 99.1

    THE LUBRIZOL CORPORATION
    29400 Lakeland Boulevard, Wickliffe, Ohio 44092-2298

News Release

FOR RELEASE:     Immediately

FROM:            FINANCIAL/INVESTOR CONTACT                  MEDIA CONTACT
                 Joanne Wanstreet                            James S. Baldwin
                 440/347-1252                                440/347-1838
                 WEB SITE:  HTTP://WWW.LUBRIZOL.COM

                 DOMINIC J. PILEGGI APPOINTED TO LUBRIZOL BOARD

CLEVELAND, Ohio, February 21, 2005 - The Lubrizol Corporation (NYSE: LZ) announced at today's meeting of the Board of Directors that Dominic J. Pileggi was appointed to fill a vacancy on the Board.

      Mr. Pileggi is President and Chief Executive Officer of the Thomas & Betts Corporation, (NYSE: TNB) a $1.5 billion leading designer and manufacturer of electrical connectors and components used in industrial, commercial, communications and utility markets. The company is also a leading producer of commercial heating units and highly engineered steel structures used, among other things, for utility transmission. Headquartered in Memphis, Tennessee, Thomas & Betts has manufacturing, distribution and office facilities worldwide.

      Mr. Pileggi began his career at Thomas & Betts in 1979 as a sales representative and progressed steadily through a variety of management positions until being named president of the company's largest business, Electrical Products, in 1994. Mr. Pileggi briefly left Thomas & Betts from 1995 to 2000, during which time he held senior executive positions at Casco Plastic, Inc., Jordan Telecommunications and Viasystems Group. Mr. Pileggi returned to Thomas & Betts in October 2000 as President, Electrical Products, to help lead the company's turnaround and was named President and Chief Operating Officer with responsibility for the strategic and operational leadership of the company in 2003. In January 2004, he was named Chief Executive Officer and elected to serve on the company's Board of Directors. Mr. Pileggi holds an economics degree from Rutgers University.

      James L. Hambrick, Chairman, President and Chief Executive Officer of Lubrizol, commented, "Dominic Pileggi brings a breadth of experience in sales, marketing and

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international management to the Lubrizol board. In addition, his perspective as an active CEO driving growth in an established industrial company will be particularly relevant at this stage in Lubrizol's transformation. The Board and I are looking forward to working with Dominic as we continue the transformation of Lubrizol to a higher growth, premier specialty chemical company."

      The Lubrizol Corporation (NYSE: LZ) is an innovative specialty chemical company that produces and supplies technologies that improve the quality and performance of our customers' products in the global transportation, industrial and consumer markets. These technologies include lubricant additives for engine oils, other transportation-related fluids and industrial lubricants, as well as fuel additives for gasoline and diesel fuel. In addition, Lubrizol makes ingredients and additives for personal care products and pharmaceuticals; specialty materials, including plastics technology; performance coatings in the form of specialty resins and additives; and additives for the food and beverage industry. Lubrizol's industry-leading positions in additives, ingredients and compounds enhance the quality, performance and value of customers' products, while reducing their environmental impact.

      Headquartered in Wickliffe, Ohio, The Lubrizol Corporation owns and operates manufacturing facilities in 21 countries, as well as sales and technical offices around the world. Founded in 1928, Lubrizol has more than 7,700 employees worldwide. In June 2004, Lubrizol acquired Noveon International, Inc. With Noveon, Lubrizol generated pro forma revenues of $3.7 billion in 2004 and $3.2 billion in 2003. For more information, visit www.lubrizol.com.

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